Golden Anvil Enters LOI With TSX Venture Company

HENDERSON, NV -- (Marketwire - November 16, 2011) - Royal Mines and Minerals Corp. (OTCBB: RYMM) ("Royal Mines") is pleased to announce that Golden Anvil S.A. de C.V. ("Golden Anvil") has entered into a letter of intent ("LOI") with Gainey Capital Corp ("Gainey Capital"), a Toronto Stock Exchange Venture ("TSX-V") company.

Under the terms of the LOI, Gainey Capital has agreed to acquire from Golden Anvil, directly or indirectly, certain assets (the "Assets") comprising of certain mineral concessions located in the western portion of the Sierra Madre occidental mountain range in Mexico (the "El Colomo Concessions"), a concentration plant located in Huajicori, Nayarit, and other associated assets and equipment, including a tailing reservoir, a mine site housing camp and a mine site industrial facility.

It is intended that the acquisition of the Assets (the "Acquisition") will be Gainey Capital's Qualifying Transaction in accordance with the policies of the TSX-V. Upon completion of the Transaction, it is expected that the Company will be a Tier 2 mining issuer.

As consideration for the acquisition of Assets, Gainey Capital has agreed to pay Golden Anvil aggregate consideration as follows:

a. the issue of 12,000,000 previously unissued common shares in the capital of Gainey Capital (the "Shares") to Golden Anvil, which shall be issued on the day of the completion of the Acquisition (the "Closing Date"); and

b. the issue of a special warrant of the Company (the "Special Warrant") to Golden Anvil or its nominee, which shall be issued effective as of the Closing Date. The Special Warrant will be convertible, for no additional consideration, from time to time, subject to an aggregate maximum of 3,000,000 common shares, into that number of common shares equal to the number of ounces of gold or gold equivalent, categorized as "proven mineral reserves" (as such terms are defined by the Canadian Institute of Mining, Metallurgy and Petroleum), upon receipt by the Company and/or Golden Anvil of a technical report prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") by an independent qualified person (as defined in NI 43-101) in relation to the El Colomo Concessions on or before October 21, 2015.

Royal Mines has loaned Golden Anvil a total of $1,000,000 over the last couple years, and if the acquisition is completed Royal Mines expects to either receive common shares in the capital of Gainey Capital in satisfaction of the loan or to receive full payment of the loan, plus interest from the date of advance of the funds at 18% per annum. Royal Mines views this acquisition positively, believes the mineral concessions have significant mineral reserves based on past exploration and geological reports, and has full confidence in the directors and officers of Gainey Capital and Golden Anvil to create additional value for their shareholders.

For additional information, please see the October 21, 2011 Gainey Capital news release posted on our website at www.royalmmc.com.

About Royal Mines and Minerals Corp.:
Royal Mines and Minerals Corp. is a minerals exploration and process-based technology company focused on the development of mining technology and projects in North America, and on the proficient extraction of precious metals. Our primary objectives are to 1) commercially extract and refine precious metals from specific ores, fly ash and other leachable assets, 2) use our lixiviation processes (Cholla and thiourea) to convert specific ore bodies and fly ash landfills into valuable assets, and 3) joint venture, acquire and develop mining projects in North America. We have not yet realized significant revenues from our primary objectives. Additional information is available on Royal Mines' website at www.royalmmc.com and in its filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements
Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. There is no assurance that the acquisition of Golden Anvil will be completed as contemplated or at all.

Cautionary Note to Investors
The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this press release, such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," and "inferred," that the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our SEC filings, File No. 000-52391. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:
For more information contact:

Royal Mines and Minerals Corp.
Jason S. Mitchell
CFO, Secretary and Treasurer
(702) 588-5973
jmitchell@royalmmc.com